Exhibit 99.1

Pershing Square SPARC Holdings, Ltd. Notes the Withdrawal of a

New York Stock Exchange Proposed Rule Change

April 28, 2022, New York //- Pershing Square SPARC Holdings, Ltd. (“SPARC”), an affiliate of Pershing Square Tontine Holdings, Ltd. (NYSE:PSTH), notes the withdrawal of the New York Stock Exchange’s proposed amendment to its listing rules that would have allowed SPARC warrants (“SPARs” or generically “subscription warrants”) to trade on the NYSE.1

In view of the Securities and Exchange Commission’s recently proposed rule changes and policy guidance with respect to special purpose acquisition vehicles, we understand that the approval of the NYSE rule change as currently proposed would not likely have occurred at this time. By withdrawing the proposed rule, the NYSE preserves the ability for the approval of a revised rule once the new SPAC rules have been finalized.

In light of the withdrawal of the proposed listing rule and the resulting delay in obtaining listing of the SPARs on the NYSE, SPARC intends to seek effectiveness of its registration statement with the SEC with the SPARs to be traded on the OTC market.

SPARC intends to issue SPARs to PSTH shareholders in connection with an initial business combination, at the time of PSTH’s liquidation or at some future time, in each case once it is permitted to do so. In the event that PSTH consummates an initial business combination or liquidates prior to a registration statement with respect to the issuance of SPARs being declared effective by the SEC, SPARC intends to create a mechanism whereby PSTH shareholders and warrant holders at the time of PSTH’s initial business combination or liquidation, as applicable, would be entitled to receive SPARs in any future legally permissible distribution thereof. There is no certainty that a registration statement relating to the distribution of SPARs will be declared effective by the SEC.

About Pershing Square SPARC Holdings, Ltd.

SPARC is a newly formed Delaware corporation, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other business combination transaction with one or more businesses. SPARC has not yet selected any specific business combination partner or engaged in any substantive discussions, directly or indirectly, with any potential business combination partner. The Sponsor of SPARC, Pershing Square SPARC Sponsor, LLC, is an affiliate of Pershing Square Capital Management, L.P.

Media Contact:

Pershing Square Capital Management, L.P.

Fran McGill

212-909-2455

McGill@persq.com

[1]	https://www.sec.gov/rules/sro/nyse/2022/34-94810.pdf